CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this Registration on Statement on Form S-3 of Brightpoint, Inc. of our report on Allied Communications, Inc. and Affiliates dated February 23, 1996 on our audits of the financial statements of Allied Communications, Inc. and Affiliates. We also consent to the reference to our Firm under the caption "Experts."


/s/ Coopers & Lybrand L.L.P.

Philadelphia, Pennsylvania
November 4, 1996